UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

GEO POINT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Utah	11-3797590
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1510 E. Edinger Ave, Unit B
Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	Telephone (714) 665-8777
Telecopy (714) 665-8778

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, Par Value $0.001
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

SPECIAL NOTE ABOUT FORWARD-LOOKING INFORMATION

This registration statement includes forward-looking statements based on management’s beliefs, assumptions, and plans for the future, information currently available to management, and other statements that are not historical in nature. Forward-looking statements include statements in which words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” estimate,” “consider,” or similar expressions are used. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and assumptions, including among others: a general economic downturn, a downturn in the securities markets, regulations that affect trading in the securities of “penny stocks,” and other risks and uncertainties.

Our future results and stockholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. We may be required to update these forward-looking statements after the effectiveness of this registration statement if such information becomes materially misleading.

_____________________

As used in this registration statement, the terms “we,” “us,” and “our” refer to Geo Point Technologies, Inc., a corporation organized under Utah law.

TABLE OF CONTENTS

Item No.	Description	Page

1	Business	3
2	Financial Information	11
3	Description of Properties	14
4	Security Ownership of Certain Beneficial Owners and Management	15
5	Directors and Executive Officers	16
6	Executive Compensation	17
7	Certain Relationships and Related Transactions	18
8	Legal Proceedings	18
9	Market Price of and Dividends on our Common Equity and Related Stockholder Matters	19
10	Recent Sales of Unregistered Securities	19
11	Description of Registrant’s Securities to be Registered	20
12	Indemnification of Officers and Directors	21
13	Financial Statements and Supplementary Data	21
14	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	21
15	Financial Statements and Exhibits	21
	Signatures	23

ITEM 1. BUSINESS

History

Since our inception in 1997 as a DBA of our founder, William Lachmar, and from our incorporation under the laws of California in 2002, we have operated in several different industries, which we have designated as divisions of our company. In October 2006, we changed our state of incorporation from California to Utah by merging with our wholly owned Utah subsidiary formed for that purpose.

Our primary efforts have been in our environmental division, providing historical site data searches, preliminary investigation and drilling, site characterization modeling, regulatory agency liaison, and full environmental clean-ups using such methods as vapor extraction, air sparging, bio-remediation, ORC (Oxygen Release Compound) and HRC (Hydrogen Release Compound) injection treatment, air stripping, and ionic exchange.

Our engineering division has provided consulting and compliance services for new utility installation and general site erosion control for housing tracts, and updating service station underground storage tanks and dispensing systems to comply with continually-changing C.A.R.B. (California Air Resources Board) regulations.

To date, our petroleum geology division has not promoted its services to customers but has been engaged in research and development of hydrocarbon indicating methods and technology (“Hydrocarbon Indication Technology” or “HI Technology”). Following the closing of our private placement in January 2008 and the subsequent consummation of the License Agreement to secure rights to the HI Technology, we now plan to shift our focus to our petroleum geology division and its oil exploration services. To carry out this transition, we will continue the operations of our environmental and engineering divisions until such time as the petroleum geology division is generating sufficient revenue to be self-sustaining. At that point, we will evaluate whether or not to continue the operations of our environmental and engineering divisions or to focus all of our resources on our petroleum division.

Corporate Objective

We intend to use our proprietary HI Technology to become a technology leader in oil and gas exploration services. As we enter the commercialization stage of the HI Technology development, we must acquire projects and business opportunities that build the credibility of the HI Technology and develop our ability to deliver quality oil and gas exploration prospect areas.

Business Strategy

Our primary objective is the achievement of profitability and self-sustaining growth by:

•	providing HI Technology survey services to third parties on a fee-for-service basis;
•	using HI Technology to identify the presence of hydrocarbons in potentially commercial quantities;
•	using conventional exploration technologies to confirm the oil and gas prospects identified with the HI Technology; and

•

fix establishing joint ventures, working participations, and/or royalty agreements with experienced, well-capitalized venture partners for the development, exploitation, and operation of such prospects.

Our HI Technology will be offered to clients on a fee-for-service basis. Under contract, we would survey large tracts of land and then identify and prioritize oil and gas prospect areas for our clients. A prospect area is defined as an area having subsurface structural or stratigraphic trapping mechanisms with significant potential for oil and gas accumulations. We will evaluate surveyed areas by following a three-step process. First, we will survey large areas with our vehicle mounted Microseepage Radar. Once we have identified possible prospect areas, we will follow up by analyzing soil samples with our gas chromatogram. If the initial indication is confirmed, we will then use our Electromagnetic Hydrocarbon Indicator to measure the depth and approximate thickness of the hydrocarbon deposits.

After the oil and gas prospect leads are qualified using our proprietary HI Technology, the prospects can then be further qualified using conventional methods of subsurface mapping and seismic control. Although we can offer no assurance, management believes that experience will show our HI Technology to be less expensive, quicker, less environmentally intrusive, and potentially more effective than other existing hydrocarbon indication systems. The value we hope to offer to our clients is reduced finding costs and time required to identify oil and gas prospects.

To market our HI Technology, we will initially rely on three main avenues. First, our president, William Lachmar, will utilize the numerous contacts from his history and experience in the petroleum geology field. He is a member of several professional societies, including the American Association of Petroleum Geologists (AAPG), the Association of Ground Water Scientists and Engineers, the Society of Environmental Geoscientists, and the Houston Geological Society. Second, we expect to attend and exhibit at industry conferences, such as the North American Prospect Expo (NAPE) and the AAPG Prospect and Property Expo (APPEX). These conventions bring together owners of oil and gas prospects and producing properties, service providers such as Geo Point, and energy capital lenders and investors. Third, we will advertise in industry specific magazines and trade journals, such as World Oil and the Oil and Gas Journal, monthly magazines offering industry news, and statistical and technical editorials to the oil and gas drilling, exploration, and production industry.

Once a client has been identified and expressed interest in utilizing our HI Technology to qualify its prospects, there are several potential options for structuring the arrangement that will be based on specific circumstances. Contracts may range from a purely fee-based structure, by which we are paid a set amount on a “per project” or “per time-period” basis, to a purely royalty basis, by which we will receive a gross royalty percentage of revenues from the production of petroleum substances in exchange for our services, as well as combinations of the two.

We also anticipate joint venture arrangements that will provide an election to participate at a working interest on prospects identified by our HI Technology. Under this scenario, we would have the option to pay a percentage of the acquisition costs of petroleum or natural gas rights, as well as the costs of drilling wells and other developmental costs. In exchange, we would receive that percentage of revenue from the production of petroleum substances from the applicable exploratory prospect. Because of the high capital costs associated with drilling and development costs, we do not anticipate initially participating in joint ventures of this nature. We would first need to generate significant revenue from our service fees and/or royalty agreements and possibly raise additional capital.

Two-Dimensional and Three-Dimensional Seismic Technology

It is generally recognized that geological perturbations within the earth are necessary for commercial accumulations of petroleum to exist. Hence most exploratory techniques have been geared toward locating these geological deformities. Techniques that obtain subsurface geological information by physical measurements taken at the earth’s surface are called geophysical techniques. Since the 1920s, geophysicists have used several different surface methods to locate subsurface traps. These methods have included aerial and satellite surveys, gravimeter and torsion balance readings, and magnetometer surveys.

Although the noted geophysical methods are still used, seismic surveys have become the preferred method for wide-area exploration. Most productive or potentially productive regions in the United States have been or are being surveyed by seismic methods. Refractive and reflective seismic techniques are based on creating an explosion or artificial sound wave at the surface, observing how that sound wave moves through various subsurface layers, and recording how each layer of rock reflects the created wave.

The seismic method is simple in concept. The subsurface is composed of layers that vary in density and thickness. As the sound wave or vibration strikes each of the layers, part of it is reflected back to the surface, where it is detected and recorded by the seismograph. The process is comparable to a child bouncing a rubber ball--if the ball strikes a concrete sidewalk it reacts quite differently than it would if it landed in a pile of sand. Seismology is really very similar. Pressure waves are generated at the surface, and then spread out through the ground and encounter different strata and formations. As with the bouncing ball, each formation reflects the energy waves according to its own “bounce” characteristics. The waves deflect upwards to the surface where they are picked up by geophones, sensitive detection devices embedded in the ground at predetermined locations. The geophones are attached to cables that carry their signals to a seismic recording truck. There they are amplified and translated onto permanent tapes, which are used to produce maps of the subsurface. The data is gathered over a horizontal distance and compiled to create a vertical cross section of the earth. By careful examination of seismic surveys, the geophysicist is able to ascertain the possibility of the presence of oil and gas.

In the past, the traditional land-based seismic crew consisted of a party chief in overall charge of the crew; the geologists or geophysicists who decided where the shot would be made, plotted the locations of the various pieces of equipment, and decided on the “pattern” to be used; the surveyors who marked the shot hole and geophone locations in the pattern desired; the drillers who drilled the shot holes; the loaders who made up and loaded the explosive charges; the shooters who connected the charges and fired them on command from the geologist; and finally, the jug hustlers who pulled the cables from the cable truck, arranged them in the desired patterns, and attached the geophones. After the shot was fired, the crew had to pick everything up and quickly transport it to the next location to repeat the process.

In the past 20 years, the use of high explosives by land-based seismic crews has decreased greatly. While some soil and surface conditions still call for the use of dynamite to get accurate data, today, much of the information is garnered by the use of vibrating or weight-dropping machines. Nonexplosive seismic is basically another method of creating man-made vibrations or waves for those caused by an explosion. Specially designed equipment, built into either wheeled or tracked vehicles, makes contact with the earth and creates shock waves by either dropping a heavy weight or using a vibrating device to create waves. These penetrate the surface, strike underground formations, and are reflected back to the seismograph in exactly the same manner as explosion-generated waves.

One of the biggest breakthroughs in oil and gas exploration has been the evolution from two-dimensional (“2-D”) to three-dimensional (“3-D”) seismic technology. Seismic surveys using 3-D seismic technology were first proposed commercially in 1972. Phillips Petroleum was one of the first exploration companies to use 3-D seismic imaging, the most advanced--and expensive--of the new techniques. This involves recording seismic data from several thousand locations, as compared with several hundred with traditional 2-D methods. The 3-D process compiles the data and feeds it into a super computer that is capable of millions of computations per second. In the most advanced systems, the computer converts the data into a cube-like picture of the underground area under study, in place of the older seismic strip charts.

By the mid-1980s, computer-aided trace interpretation systems were starting to appear that provided electronic storage and retrieval of seismic sections. These interpretation systems included the ability to auto-track horizons in a data set and display the resulting maps using color schemes to represent the height and depth of a horizon.

However, despite the 3-D nature of seismic data, interpretation was often performed in an essentially multi-level 2-D manner on sequential sections through the data set. The resulting subsurface model was then built based on surfaces (auto-tracked horizons, hand-picked faults, and unconformities). Although this type of model may be sufficient for a structural understanding, it is only a skeleton of the possible 3-D seismic image. The multi-level 2-D model was lacking in “muscle” and “sinew”--the seismo-stratigraphic and reservoir character information and complex faulting that was available from the base data, yet seldom used. This was due to the huge manual efforts required to interpret and extract this information from the 3-D data by hand.

A number of technological developments contributed significantly to the wide acceptance of 3-D seismic data during the past decade, including:

•	workstation technology;
•	multi-streamer, multi-source, multi-vessel 3-D marine technology;
•	onboard and real-time processing of navigation and seismic data; and
•	depth imaging (now utilized principally in the Gulf of Mexico).

The main contribution of these developments has been to make the 3-D product much more available (through price and time) and impactive (through full three-dimensional visualization). With acceptance and use of 3-D technology growing, the challenge has become computational as the industry advances beyond conventional, but already data-intensive, 3-D processing into more comprehensive techniques, such as depth imaging. Parallel seismic computing has been crucial to this progress. It is parallel computer technology that has made 3-D prestack depth imaging possible as an exploration and production tool.

However, the processing of seismic data has significant limitations. A benefit of 3-D is that you have a large volume of data that ties geology to seismic signature. This also has the accompanying challenges of such a large volume of data, and the significant amounts of time and money required to gather and process it. These costs include the expenses associated with using more sophisticated equipment and computers and covering a greater land surface area during the sweep, which usually means increased expenses in arranging permission to use the land with the property owners. Moreover, extended timeframes are required for survey design, set-up and execution, and computer processing.

Our Hydrocarbon Indication Technology

The associated cost of seismic modeling is very high when compared to other geophysical methods. Additionally, seismic modeling is often unable to accurately model the subsurface due to velocity problems associated with the rock composition at the surface (ex. lava flows) or subsurface beds that have comparable densities. The difference in the seismic velocities between these beds is miniscule and to date, accurate modeling of these “like” density layers is not possible. We have identified and developed lower cost methods that we believe can be used, in conjunction with seismic data or alone, to identify commercial hydrocarbon deposits and increase the success rates associated with drilling for oil and natural gas. We plan to use these alternative methods together and in conjunction with 2-D or 3-D seismic data. Each of these alternative methods is available to us under the License Agreement with our president, William Lachmar, as later described in more detail.

Microseepage Radar Mapping

Because hydrocarbon gases above oil and gas reservoirs are lighter than the surrounding air, they seep vertically through the sedimentary rocks toward the surface. Microseepage Radar consists of a remote gas fluorescence sensor installed on either airborne or ground vehicle platforms that detects the presence of hydrocarbon gases escaping at the surface of the earth at the molecular level. A rotating beacon antenna transmits pulses of specific frequency equal to the resonant absorption spectral lines of the gas molecules to be detected. A portion of these pulse transmissions is absorbed by the hydrocarbon gas molecules, which then move to a higher, or excited, energy state.

In the time between electronic pulses, the excited gas molecules collapse and return to their original energy state, concurrently emitting the energy absorbed as radiation at a different frequency than the incident exciting frequency. A receiver is tuned to detect this characteristic signature, or echo, from the gases. Thus, signals detected by the remote gas sensor indicate where the gases of interest are present at the surface and their relative intensities as a function of the amount of gas present.

The angular position of the antenna indicates the direction, while the distance to the gas seep area is indicated by the time difference between the transmitted and returned signals. Considered together, these parameters display an aerial picture of the gas concentration on a cathode ray tube video display screen. The displayed indications of the presence of hydrocarbon gases are then recorded on maps of the surveyed area.

The effective range of the gas sensor under ideal reconnaissance surveying conditions is approximately one-half mile radius. Our air or vehicle-mounted radar microseepage detector makes it possible to survey large areas in a very cost-effective and expedient manner. These areas are then plotted on a general reference lead map and further qualified using actual stationed mapping for greater detail and resolution.

Gas Chromatograph Measurement of Soil Vapor-Gas

Single-aromatic compounds, the BTEX group, are present in virtually every type of petroleum. They are gases at atmospheric and subsurface conditions, smaller than an ethane molecule, and thus quite mobile. We will use a field portable gas chromatogram, the Microsensor Systems Inc. model 301-A (MSI-301A), which was initially built for the Department of Defense to identify buried munitions.

The MSI-301A uses a solid state detector that reacts directly to concentrations of BTEX gas as it exits the chromatograph. The instrument produces a graph of each compound concentration in parts per billion. It is an extremely rugged field instrument with high sensitivity. The MSI-301A is fully portable and runs an analysis cycle in eight minutes.

Our method is to take 20-25 sample stations per square mile, or approximately 50 stations per day. Soil gas samples are extracted from a 30 inches by ¼-inch hole augured with an electric drill. A probe is inserted, and the packer is inflated to isolate the bottom of the hole. The disturbed volume of gas in the space below the packer is extracted and discarded. Then a 100 cubic centimeter gas sample is removed from undisturbed soil with a glass syringe and immediately injected into the MSI-301A. The syringe is repeatedly flushed between samples to avoid contamination from prior readings. This process is exactly repeated at each station to minimize inconsistent or contaminated samples.

The concentrations of the various one-ring aromatics are then overlaid on a topographical map, contoured, and interpreted according to our proprietary techniques. These results can be achieved at nominal marginal cost and with insignificant environmental impact.

Electromagnetic Hydrocarbon Indicator

The Electromagnetic Hydrocarbon Indicator, or EHI, uses electromagnetic principles to produce a direct hydrocarbon indicator relative to depth. Depths are plotted based on the reflection of separate and distinct frequencies.

EHI uses low frequency (60 Hz) electromagnetic waves to penetrate deep into the earth’s surface. These waves propagate as plane waves and encounter the various geologic boundaries. Those boundaries having dielectric and/or conductivity contrasts reflect a portion of the waves back to the earth’s surface. With continuous sourcing from the surface, the waves resonate between the subsurface boundaries and the surface of the earth. In this manner, the waves become organized such that there is a direct relationship between the resonating frequencies and the depths to the various geologic boundaries.

The full bandwidth of frequencies is captured by the field recording apparatus and committed to a digital storage device. The collected field data is then processed in the office. A digital filter is used to extract the individual frequencies as a time domain record. The frequency information is then converted to depth. The data is then further processed in order to isolate the depth and approximate thickness of the hydrocarbon signature. The end result is a depth plot of phase and amplitude responses.

Because of the electrical contrast between hydrocarbon-bearing rocks (insulators) and non hydrocarbon-bearing rocks (conductors), a unique electromagnetic signature is then recorded that is specific to oil and gas deposits. We have developed proprietary software that refines the electromagnetic reading by eliminating the “noise,” or random signals, and amplifying the true reflective signal, as well as interpretational methods of these electromagnetic signatures.

The field recording apparatus is resilient, easily transportable, weighs less than 10 pounds, and can be operated by a single individual. Each recording requires five minutes to complete and the collected data is then processed off site and interpreted.

Competition

We will compete directly with independent, technology-driven exploration and service companies and indirectly (through joint ventures and participations we may develop) with major and independent oil and gas companies in exploration for and development of desirable oil and gas properties. With respect to the HI Technology, we expect to experience competition from numerous hydrocarbon exploration competitors, which offer a wide variety of geological and geophysical services. Many of such competitors have substantially greater financial, technical, sales, marketing, and other resources, as well as greater historical market acceptance than we have. Accordingly, such competitors may be able to respond more quickly to changes in customer requirements, or to devote greater resources to the development, promotion, and sales of their services than we can. They may develop exploration services that are superior to ours, with such technologies achieving greater market acceptance than our HI Technology. Increased competition could impair our ability to attract viable industry participants and to negotiate favorable participations and joint ventures with such parties, which could materially and adversely affect our business, operating results, and financial condition.

Any joint ventures that we participate in will engage in the exploration for and production of oil and gas, industries that are highly competitive. Many companies and individuals are engaged in the business of acquiring interests in and developing onshore oil and gas properties in the United States, and the industry is not dominated by any single competitor or a small number of competitors. We would be competing with numerous industry participants for the acquisition of land and rights to prospects and for the equipment and labor required to operate and develop such prospects. Many of these competitors have financial, technical, and other resources substantially in excess of those available to us.

The oil and gas industry is characterized by rapid technological advancements and the frequent introduction of new products, services, and technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to improve or complement the HI Technology or to implement additional technologies at substantial cost. In addition, other oil and gas exploration companies may implement new technologies before us, and such companies may be able to provide enhanced capabilities and superior quality compared with ours.

Specifically regarding seismic, the acquisition and processing of seismic data for the oil and gas industry is a highly competitive business in the United States. Contracts for such services generally are awarded on the basis of price quotations, crew experience, and availability of crews to perform in a timely manner, although factors other than price, such as crew safety performance history, technological and operational expertise are often determinative. Our competitors include companies with financial resources that are significantly greater than our own as well as companies of comparable and smaller size. Primary competitors include CGG Veritas, Petroleum Geo Services, Trace Energy Services, Quantum Geophysical, and Tidelands Geophysical.

Manufacturing Capacity and Suppliers

We are not dependent upon any third-party contract manufacturers or suppliers to satisfy our technology requirements. Our HI Technologies are custom designed, fabricated, and assembled in-house. The customized software used in our data acquisition system is written and modified by outside consulting programmers with whom we have long-standing relationships. The computer hardware we use in our HI Technology, and the balance of the computer software we use, are all readily available from retail or wholesale sources.

License Agreement

We entered into a License Agreement with our chief executive officer and president, William Lachmar, regarding the ownership of, use of, and access to technology that Mr. Lachmar developed known by the parties as the “Hydrocarbon Indication Technology” or “HI Technology.” The License Agreement was approved by our board of directors on November 16, 2007, and is effective as of January 31, 2008. Mr. Lachmar acquired and developed the HI Technology and methods over the past 12 years and has granted exclusive rights to the HI Technology to us.

The material terms of the License Agreement are as follows:

•	Mr. Lachmar granted to us an exclusive, world-wide license to use the Hydrocarbon Identification Technology for commercial exploitation, including subleasing the HI Technology to other parties.
•

The intellectual property associated with the HI Technology, as well as any additional related intellectual property developed by Mr. Lachmar, is included within the scope of the license. Currently, the intellectual property is maintained as trade secrets and protected by the confidentiality provisions of the License Agreement; however, any patents, trademarks or copyrights, or applications therefor, related to the HI Technology would also be included within the scope of the license.

•	Upon execution of the License Agreement, we paid Mr. Lachmar a one-time license fee of $125,000.
•	Mr. Lachmar retained the right to exploit the underlying proprietary technology and processes.
•	The License Agreement may be terminated by either party, subject to a 60-day notice period, upon a breach of the License Agreement that remains uncured during the notice period.
•

The License Agreement may be terminated by Mr. Lachmar in the event we become insolvent or unable to pay our debts as they come due, become the subject of a bankruptcy proceeding (voluntary or involuntary) other than a reorganization, or enter into a general assignment for the benefit of our creditors.

Governmental and Environmental Regulation

The oil and natural gas industry in general is subject to extensive controls and regulations imposed by various levels of the federal and state governments. In particular, oil and natural gas exploration and production is subject to laws and regulations governing environmental quality and pollution control, limits on allowable rates of production by well or proration unit, and other similar regulations. Laws and regulations are generally intended to prevent the waste of oil and natural gas, to protect rights to produce oil and natural gas between owners in a common reservoir, to control the amount of oil and natural gas produced by assigning allowable rates of production, and to reduce contamination of the environment. Environmental regulations affect our operations on a daily basis. Drilling in certain areas has been opposed by environmental groups and, in certain areas, has been restricted. We believe that the trend to stricter environmental legislation and regulations will continue.

We do not expect that any of these government controls or regulations will affect projects in which we participate in a manner materially different than they would affect other projects of similar size or scope of operations. All current legislation is a matter of public record and we are not able to accurately predict what additional legislation or amendments may be enacted. Governmental regulations may be changed from time to time in response to economic or political conditions. Any laws enacted or other governmental action taken that prohibit or restrict onshore drilling or impose environmental protection requirements that result in increased costs to the oil and natural gas industry in general would have a material adverse effect on our business, financial condition, and results of operations.

Research and Development

Our research and development activities have focused on developing, improving, and testing our HI Technology and related components. We acquired rights to all the previous research and development conducted by Mr. Lachmar through our License Agreement. As such, most of the research and development costs have been borne by him. We will be dedicating our expenditures in the areas of base research for equipment design and enhancement of application interpretation capability. Research and development expenses for the years ended March 31, 2008 and 2007, were $3,667 and $1,537, respectively. Research and development expenses were minimal for the three months ended June 30, 2008 and 2007.

Employees

We currently have one full-time employee, our president and chief executive officer, William C. Lachmar, the principal person providing our environmental engineering services. As we further develop and market our petroleum geology services, we will need to hire additional employees.

Office and Facilities

Our executive offices are located at 1510 Edinger Avenue, Suite B, Santa Ana, California 92705. Our telephone number at that address is 714-665-8777, and our facsimile number is 714-665-8778.

ITEM 2. FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes that appear elsewhere in this registration statement. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

We are a provider of geological and earth study services related to land surveying for new construction, soil testing and environmental risk and impact assessments, and natural resource assessments with an emphasis on oil and gas deposit discovery. Our services generally are provided in connection with construction projects.

In the future, we intend to shift our focus to identifying and developing drillable oil and gas prospects through the use of our HI Technology. We believe our HI Technology will reduce the finding costs associated with oil and gas exploration.

Sources of Revenues

We derive our revenues through geological and earth study services related to land surveying for new construction, soil and groundwater environmental impact assessments, environmental clean-up, and natural resource assessments with an emphasis on oil and gas deposit discovery. Thus far, all of our revenues are derived in the state of California.

Cost of Revenues and Operating Expenses

Cost of Revenues. Cost of revenues consists of supplies, parts, and direct labor related to the fulfillment of the final deliverable. These costs are charged to expense on a per job basis.

General and Administrative. General and administrative expenses consist of compensation and related expenses for executive, finance, accounting, administrative, legal, professional fees, other corporate expenses, and marketing.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

We believe that of our significant accounting policies, which are described in Note 2 to the financial statements, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

Revenue Recognition. We recognize revenue when it is realized and earned. We consider revenue realized or realizable and earned when (1) we have persuasive evidence of an arrangement; (2) services have been rendered and invoiced; (3) the price is fixed or determinable; and (4) collectibility is reasonably assured. We generate revenues from two environmental services: land surveying and engineering for new construction and environmental impact studies and clean-up services. Operations associated with the oil and gas segment have not yet generated revenues. If and when oil production begins, revenue will be recorded when the product is delivered to the purchaser.

Results of Operations

Comparison of Three Months Ended June 30, 2008 and 2007

Revenues. Revenues for the three months ended June 30, 2008, were $70,133, an increase of $32,104, over revenues of $38,029 for the comparable period in 2007. The increase in revenues was due primarily to services related to two significant contracts that were completed during the current quarter.

Cost of Revenues. Cost of revenues for 2008 was $19,604, an increase of $13,286, over cost of revenues of $6,318 for 2007. The increase in cost of revenues from 2008 to 2007 was directly related to the increase in revenues and the lower margins obtained on one project in which the Company could not be reimbursed on some of the costs incurred.

General and Administrative Expenses. General and administrative expenses for 2008 were $45,611, an increase of $1,528, over general and administrative expenses of $44,083 for 2007. The increase was not significant.

Comparison of Years Ended March 31, 2008 and 2007

Revenues. Revenues for the year ended March 31, 2008, were $155,091, a decrease of $211,688, over revenues of $366,779 for the comparable period in 2007. The decrease in revenues was due primarily to the downturn in the construction industry whereby our services were not as in demand as during the year ended March 31, 2007.

Cost of Revenues. Cost of revenues for 2008 was $19,484, a decrease of $66,731, over cost of revenues of $86,215 for 2007. The decrease in cost of revenues from 2008 to 2007 was directly related to the decrease in revenues, see above.

General and Administrative Expenses. General and administrative expenses for 2008 were $362,785, an increase of $142,075, over general and administrative expenses of $220,710 for 2007. This increase was primarily due to the increase in professional service related fees paid to attorneys, consultants, and accountants. In addition, we incurred additional expenses related to the launch of our oil and gas operations, which were not present in fiscal 2007.

Cash Flows from Operating Activities

Net Cash Used in Operating Activities. Net cash used in operating activities during the three months ended June 30, 2008, was $19,415, compared to net cash used in operating activities for the three months ended June 30, 2007, of $38,867. The improvement in 2008 was directly related to improvement of the Company’s operations which resulted in net income for the current period. Net cash used in operating activities during the year ended March 31, 2008, was $254,078, compared to net cash provided by operating activities for the year ended March 31, 2007, of $121,885. The decrease during 2008 was directly related to our net loss and the gain on satisfaction of debt.

Net Cash Used in Investing Activities. Net cash used in investing activities during the three months ended June 30, 2008 and 2007, was $664 and $7,414, respectively, which consisted of purchases of property and equipment. Net cash provided by investing activities during the year ended March 31, 2008, was $24,270, which consisted mostly of cash proceeds received from a related party notes receivable. Net cash used in investing activities during the year ended March 31, 2007, was $135,095.

Net cash used in investing activities during this period consisted primarily of cash paid for the acquisition of equipment, loans to related parties, and investment in a land lease.

Net Cash Provided by Financing Activities. Net cash provided by financing activities during the year ended March 31, 2008, was $249,700. For the year ended March 31, 2007, net cash provided by financing activities was $109,755. Net cash provided by financing activities during the year ended March 31, 2008, consisted primarily of $249,700 in net proceeds received from the sale of common stock resulting from a private placement. Net cash provided by financing activities for the year ended March 31, 2007, resulted from $150,000 in proceeds received from a note payable.

Liquidity and Capital Resources

As of June 30, 2008, our principal source of liquidity was cash totaling $172,641. The primary source of our liquidity during the three months ended June 30, 2008, was net income from operations of $5,644.

As of March 31, 2008, our principal source of liquidity was cash totaling $192,720. The primary source of our liquidity during the year ended March 31, 2008, was net proceeds of $249,700 from a private placement of our common stock.

As of March 31, 2007, our principal sources of liquidity were cash totaling $172,828 and net accounts receivable of $75,387. The primary sources of our liquidity and capital resources are our operations and proceeds from a $150,000 note payable.

We believe that our current cash together with our expected cash flows from operations will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures, including our marketing efforts, for at least the next 12 months.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to stockholders.

ITEM 3. DESCRIPTION OF PROPERTIES

We rent our offices in Santa Ana, California, on a month-to-month basis, which means that we could choose to leave or the property owner could require us to leave with one month’s notice. Our current rental payment is $900.00 per month.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 18, 2008, the name, address, and stockholdings of each person who owns of record, or was known by us to own beneficially, 5% or more of our common stock currently issued and outstanding; the name and stockholdings of each director; and the stockholdings of all executive officers and directors as a group. Unless otherwise indicated, all shares consist of common stock, and all such shares are owned beneficially and of record by the named person or group:

Name of Person or Group	Nature of Ownership	Amount	Percent
Principal Stockholders:
William C. Lachmar	Common Stock	3,000,000	92.1%
1510 Edinger Avenue, Suite B
Santa Ana, CA 92705

Directors:
William C. Lachmar	----------See above----------

Clarence O. “Clay” Durham, Jr.	Common Stock	--
1510 Edinger Avenue, Suite B
Santa Ana, CA 92705

Jeffrey T. Jensen	Common Stock	16,000(1)	*
257 East 200 South, #340
Salt Lake City, UT 84111

All Executive Officers and
Directors as a Group (three persons):	Common Stock	3,016,000(1)	92.6%

_______________

*	Less than 1%.
(1)

Includes 2,000 shares held by Mr. Jensen; 3,000 shares held by his wife, Casey Jensen; 3,000 shares held by CLJ Holdings, LLC, of which Mrs. Jensen is the president; 3,000 shares held by JTJ Holdings, LLC, of which Mrs. Jensen is the president; 2,000 shares held by Jensen Consulting Group, LLC, of which Mrs. Jensen is the president; and 3,000 shares held by Data System Innovations, of which Mr. Jensen is the president.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

Our articles of incorporation provide for the election of the entire board of directors at each annual meeting of stockholders, with each director to serve until the next annual meeting and until such director’s successor is elected and qualified. Officers are elected and serve at the pleasure of the board of directors.

The following table sets forth the name, age, and position of each of our current directors and executive officers:

Name	Age	Title
William C. Lachmar	51	President and Director
Clarence O. “Clay” Durham, Jr.	86	Director
Jeffrey T. Jensen	29	Secretary/Treasurer and Director

The principal occupation, title, and business experience of our executive officers and directors during the last five years, including the names and locations of employers, are indicated below.

William Lachmar currently serves and has served as our president and a director since inception in 1997 and incorporation in 2002. Mr. Lachmar is a registered geologist in both California and Texas, and is a member of the American Association of Petroleum Geologists, the Association of Ground Water Scientists and Engineers, the Society of Environmental Geoscientists, and the Houston Geological Society. Mr. Lachmar received a B.S. in geology from the University of California at Los Angeles in 1979.

Clay Durham has been a consulting geologist and principal of Durham Geological Associates since 1972 and a principal of Claybill Producing Partners, which has used direct hydrocarbon locating technology to identify areas for subsequent conventional geologic and geophysical verification, since 1997. Mr. Durham earned a B.S. in geology with high honors from the University of Texas at Austin in 1942 and a Ph.D. in geology from Columbia University in 1957. He served as a professor of geology at Louisiana State University from 1957 through 1973.

Jeffrey T. Jensen became our director in August 2007. Mr. Jensen is the president and owner of the Jensen Consulting Group, a business consulting firm he founded in April 2007 that helps start-up companies perform financial analysis, forecast cash flow needs, and draft plans and approaches to secure investment capital. In 2003, he founded Pacific Industrial Contractor Screening, a proprietary online clearinghouse that assists petrochemical companies prequalify contractors, and served as its chief information officer from 2003 through September 2007. In 2005, he founded the Ace International GMAT Prep course for international students seeking advanced business degrees in the United States, which he ran until June 2007. From May 2006 to May 2007 he was a partner in ATW Imports, which imported motor scooters from China. Mr. Jensen earned an M.B.A. from Brigham Young University in 2006 and a B.S. in electrical and computer engineering, magna cum laude, from Brigham Young University in 2003.

ITEM 6. EXECUTIVE COMPENSATION

Executive Compensation

The following table sets forth, for the last fiscal year, the dollar value of all cash and noncash compensation earned by the person who was our chief executive officer (our “Named Executive Officer”) as of the end of the last fiscal year:

Name and Principal Position	Year Ended March 31	Salary ($)	Bonus ($)	Stock Award(s) ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William C. Lachmar	2008	$23,806	--	--	--	--	--	--	$23,806
Chief Executive	2007	23,806	--	--	--	--	--	--	23,806
and Financial Officer

We do not have a written employment agreement with Mr. Lachmar. Our current arrangement with Mr. Lachmar is that he serves as our chief executive and financial officer on a full-time basis, for which we pay him an annual salary of $23,806. Mr. Lachmar’s services may be terminated by either party without any required notice.

No other employee received any compensation from us in the fiscal years ended March 31, 2008 and 2007.

We have an informal profit-sharing plan that provides for an additional payment of up to 25% of Mr. Lachmar’s salary. To date, we have not made any payments under this informal plan.

Mr. Lachmar did not receive any equity incentive awards during the fiscal years ended March 31, 2008 and 2007.

We do not have any plans that provide for the payment of any retirement benefits to Mr. Lachmar, and there are no contracts, agreements, plans, or arrangements that provide for any payment to Mr. Lachmar in the event of his resignation, retirement, or other termination of his employment with us.

Independent Directors

Our independent directors are not compensated for their services.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

License Agreement

We have negotiated a License Agreement to certain hydrocarbon identification technologies with our president, William C. Lachmar. Under the terms of that License Agreement, we paid Mr. Lachmar a one-time license fee of $125,000 to secure an exclusive license to use the HI Technology for commercial exploitation. The terms of this transaction were no less favorable than could have been obtained from any nonaffiliated third party.

Loans to and from Affiliates

At various times, Mr. Lachmar has loaned us cash for operating purposes. The advances are unsecured, bear no interest, and are due on demand. During the year ended March 31, 2006, Mr. Lachmar advanced an additional $13,750 to us and we repaid $22,750 to Mr. Lachmar. At March 31, 2006, we had repaid Mr. Lachmar all amounts that he had advanced to us. These loans from Mr. Lachmar were on terms no less favorable than could have been obtained from nonaffiliated third parties.

At various times during the year ended March 31, 2007, we loaned an entity owned by Mr. Lachmar and by Clay Durham, Jr., our director, a total of $45,383. The loan was unsecured, incurred interest at 6.0%, and was due on demand. The loan was used by the other entity to commence and fund operations. During the year ended March 31, 2008, the related party repaid the loan. In addition, during the years ended March 31, 2008 and 2007, we recorded interest income of $1,582 and $1,293, respectively. Total accrued interest due on the note as of March 31, 2008, and March 31, 2007, was $0 and $2,435, respectively. The balance of this loan of $27,818 was repaid on March 4, 2008. We believe that these loans were on terms no less favorable to us than we could have obtained from nonaffiliated third parties.

ITEM 8. LEGAL PROCEEDINGS

We are not a party to any legal proceedings and no legal proceedings have been threatened by us or, to the best of our knowledge, against us.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock

There is no public trading market for our common stock. We anticipate having a registered broker-dealer file a Form 211 with the National Association of Securities Dealers that would permit our common stock to be quoted for trading on the OTCBB, but we cannot be sure that such an effort would be successful.

As of August 18, 2008, we had 3,257,000 shares of common stock issued and outstanding. Of those shares, 3,000,000 shares are held by William C. Lachmar, our chief executive officer, chief financial officer, and a director.

As of August 18, 2008, there were approximately 160 holders of record of our common stock.

Dividend Policy

We have never paid cash dividends on our common stock and do not anticipate that we will pay dividends in the foreseeable future. We intend to use any future earnings primarily for the expansion of our business.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

In December 2007 and January 2008, we issued an aggregate of 216,500 shares of common stock to 122 non United States resident purchasers for cash of $216,500. All of the purchasers represented in writing that they were not residents of the United States, acknowledged in writing that the securities constituted restricted securities, and consented to a restrictive legend on the certificates to be issued. These sales were made in reliance on Regulation S.

In January 2008, we issued an aggregate of 40,500 shares of common stock to 37 United States resident purchasers, of which 12 were accredited and 25 were nonaccredited as those terms are defined in Rule 501 of Regulation D, for cash of $40,500. No general solicitation was used, no commission or other remuneration was paid in connection with such transactions, and no underwriter participated. All purchasers acknowledged in writing that the securities constituted restricted securities and consented to a restrictive legend on the certificates to be issued. These transactions were effected in reliance on the exemption from registration provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D as transactions not involving any public offering.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Common Stock

As of August 18, 2008, we had 3,257,000 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Holders of common stock do not have cumulative voting rights, and therefore, a majority of the outstanding shares voting at a meeting of stockholders is able to elect the entire board of directors, and if they do so, minority stockholders would not be able to elect any members to the board of directors. Our bylaws provide that a majority of our issued and outstanding shares constitutes a quorum for stockholders’ meetings, except with respect to certain matters for which a greater percentage quorum is required by statute.

Our stockholders have no preemptive rights to acquire additional shares of common stock or other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of our liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and the payment of any liquidation preferences.

Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We seek growth and expansion of our business through the reinvestment of profits, if any, and do not anticipate that we will pay dividends on the common stock in the foreseeable future.

As of the date of this filing, we have not issued any options or warrants and therefore do not have any shares of common stock reserved for issuance on exercise of options and warrants.

The board of directors has authority to authorize the offer and sale of additional securities without the vote of or notice to existing stockholders, and it is likely that additional securities will be issued to provide future financing. The issuance of additional securities could dilute the percentage interest and per share book value of existing stockholders.

Preferred Stock

Under our articles of incorporation, our board of directors is authorized, without stockholder action, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the number of shares and rights, preferences, and limitations of each series. Among the specific matters that may be determined by the board of directors are the dividend rate, the redemption price, if any, conversion rights, if any, the amount payable in the event of our voluntary liquidation or dissolution, and voting rights, if any. If we offer preferred stock, the specific designations and rights will be described in amended articles of incorporation.

ITEM 12. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our articles of incorporation, as amended, provide that we will, to the fullest extent permitted by the Utah Revised Business Corporation Act, indemnify all persons whom we have the power to indemnify from and against all expenses, liabilities, or other matters.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy as expressed in the Securities Act of 1933, and therefore, is unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our financial statements, including the report of independent registered public accounting firm, are included beginning at page F-1 immediately following the signature page of this registration statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)

The following financial statements are filed with this registration statement: Our financial statements, including the report of independent registered public accounting firm, are included beginning at page F-1 immediately following the signature page of this registration statement.

(b)      Exhibits:

Exhibit Number*	Title of Document	Location

Item 2	Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession

2.01	Articles of Merger	Incorporated by reference from initial filing of the registration statement on Form 10, SEC File No. 000-53182, filed June 23, 2008.

Item 3.	Articles of Incorporation and Bylaws

3.01	Articles of Incorporation	Incorporated by reference from initial filing of the registration statement on Form 10, SEC File No. 000-53182, filed June 23, 2008.

3.02	Bylaws	Incorporated by reference from initial filing of the registration statement on Form 10, SEC File No. 000-53182, filed June 23, 2008.

Item 4.	Instruments Defining the Rights of Security Holders, Including Indentures

4.01	Specimen stock certificate—Common Stock	Incorporated by reference from initial filing of the registration statement on Form 10, SEC File No. 000-53182, filed June 23, 2008.

Item 10.	Material Contracts

10.01	License Agreement between Geo Point Technologies, Inc. and Bill Lachmar, as of January 31, 2008	Incorporated by reference from initial filing of the registration statement on Form 10, SEC File No. 000-53182, filed June 23, 2008.

_______________

*

All exhibits are numbered with the number preceding the decimal indicating the applicable SEC reference number in Item 601 and the number following the decimal indicating the sequence of the particular document.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

GEO POINT TECHNOLOGIES, INC.

Date: August 19, 2008	By:	/s/ William C. Lachmar
William C. Lachmar, President,
Principal Executive, Financial and Accounting Officer

GEO POINT TECHNOLOGIES, INC.

BALANCE SHEETS

	June 30	March 31
	2008	2008
	(unaudited)
ASSETS
Current Assets
Cash	$ 172,641	$ 192,720
Accounts receivable, net	123,596	101,188
Prepaid expenses and other current assets	3,225	3,225
Total Current Assets	299,462	297,133
Furniture and equipment, net of accumulated depreciation of $25,336 and
$22,336, at June 30, 2008 and March 31, 2008, respectively	21,705	24,041
Other assets	1,000	1,000
Total Assets	$ 322,167	$ 322,174

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$ 71,127	$ 76,778
Income taxes payable	13,887	13,887
Total Current Liabilities	85,014	90,665

Shareholders' Equity
Preferred Stock - $0.001 par value; 5,000,000 shares authorized;
none outstanding	-	-
Common stock - $0.001 par value; 100,000,000 shares authorized;
3,257,000 shares issued and outstanding at June 30, 2008 and March 31, 2008	3,257	3,257
Additional paid-in capital	246,693	246,693
Accumulated deficit	(12,797)	(18,441)
Total Shareholders' Equity	237,153	231,509
Total Liabilities and Shareholders' Equity	$ 322,167	$ 322,174

The accompanying notes are an integral part of the unaudited financial statements.

GEO POINT TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended
	June 30,
	2008	2007

Sales	$ 70,133	$ 38,029
Cost of Sales	19,604	6,318
Gross Profit	50,529	31,711
Operating Expenses
General and administrative expenses	45,611	44,083
Total Operating Expenses	45,611	44,083
Operating Income (Loss)	4,918	(12,372)
Interest expense	-	(3,644)
Interest income	726	1,862
Net Income (loss)	$ 5,644	$ (14,154)
Basic and Diluted Income (Loss) per Share	0.00	(0.00)
Basic and Diluted Weighted-Average
Common Shares Outstanding	3,257,000	3,000,000

The accompanying notes are an integral part of the unaudited financial statements.

GEO POINT TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended
	June 30,
	2008	2007

Cash Flows from Operating Activities:
Net income (loss)	$ 5,644	$ (14,154)
Adjustments to reconcile net income (loss) to net cash
from operating activities:
Depreciation	3,000	1,975
Changes in assets and liabilities:
Accounts receivable	(22,408)	(7,914)
Prepaid expenses and other current assets	-	509
Accounts payable and accrued liabilities	(5,651)	(19,283)
Net Cash Used in Operating Activities	(19,415)	(38,867)
Cash Flows from Investing Activities:
Purchase of property and equipment	(664)	(7,414)
Net Cash Used in Investing Activities	(664)	(7,414)
Net Change in Cash	(20,079)	(46,281)
Cash at Beginning of Period	192,720	172,828
Cash at End of Period	$ 172,641	$ 126,547

Supplement Disclosure of Cash Flow Information:
Cash paid for interest	$ -	$ 144
Cash paid for income taxes	$ -	$ -

The accompanying notes are an integral part of the unaudited financial statements.

GEO POINT TECHNOLOGIES, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND BUSINESS

Geo Point Technologies, Inc. (the “Company”) was incorporated in the state of California on November 26, 2002. The Company’s operations are located Santa Ana, California. In 2006, the Company formed Geo Point Merger Co., a Utah corporation, for the purpose of moving the domicile of the Company from California to Utah. The move was accomplished with an Agreement and Articles of Merger entered into by the two companies. Under the terms of the Merger, upon execution, the two companies merged, and the Utah company was designated as the surviving corporation. The sole shareholder of the California company surrendered his stock and received one share of stock in the Utah company for every share of the California company. The articles of incorporation and bylaws of the Utah company became the articles and bylaws of the surviving corporation. The Utah company furthermore acquired all the assets and obligations of any kind, of the California company. Finally, upon execution of the Agreement and Articles of Merger, the name of Geo Point Merger Co. was changed to Geo Point Technologies, Inc.

The Company provides geological and earth study services related to: land surveying for new construction; soil testing and environmental risk and impact assessments; natural resource assessments with an emphasis on oil; and gas deposit discovery.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited interim financial statements have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and disclosures normally included in the annual financial statements prepared in accordance with the accounting principles generally accepted in the Unites States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these financial statements have been included. Such adjustments consist of normal recurring adjustments. These interim financial statements should be read in conjunction with the audited financial statements of the Company for the year ended March 31, 2008.

The results of operations for the three months ended June 30, 2008 and 2007, are not necessarily indicative of the results that may be expected for the full year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes to financial statements. Actual results could differ from those estimates. Significant estimates made by management include allowance for doubtful accounts and the useful life of property and equipment.

Fair Value of Financial Instruments

Financial instruments consist of cash, accounts receivable, and payables. The fair value of financial instruments approximated their carrying values as of June 30, 2008.

GEO POINT TECHNOLOGIES, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Allowances for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. The Company considers the following factors when determining if collection of a fee is reasonably assured: customer creditworthiness and past transaction history with the customer. If the Company has no previous experience with the customer, the Company typically requests retainers or obtains financial information sufficient to extend the credit. If these factors do not indicate collection is reasonably assured, revenue is deferred until collection becomes reasonably assured, which is generally upon receipt of cash. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

Segment Reporting

The Company reports its segments under Statement of Financial Accounting Standards, or SFAS, No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”), which establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. At June 30, 2008 and 2007, the Company had two reporting segments under SFAS 131, environmental and engineering services and oil and gas properties. During fiscal 2007, the Company commenced its oil and gas operations. At June 30, 2008 and 2007, this segment had no assets, no revenues, and limited expenses. All other assets and revenues were from the environmental division.

Basic and Diluted Income (Loss) per Common Share

Basic income (loss) per common share is calculated by dividing net loss by the weighted average common shares outstanding during the period. Diluted income (loss) per share reflects the potential dilution to basic earnings per share that could occur upon conversion or exercise of securities, options, or other such items to common shares using the treasury stock method, based upon the weighted average fair value of the Company’s common shares during the period. As of June 30, 2008 and 2007, the Company did not have any dilutive securities.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board, or FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”), which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is to be applied prospectively to business combinations.

HANSEN, BARNETT & MAXWELL, P.C.

Registered with the Public Company

                 Accounting Oversight Board

A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200
Fax: (801) 532-7944
www.hbmcpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders

Geo Point Technologies, Inc.

We have audited the accompanying balance sheets of Geo Point Technologies, Inc. (the “Company”) as of March 31, 2008 and 2007, and the related statements of operations, shareholders’ equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Geo Point Technologies, Inc. as of March 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah	/s/ Hansen, Barnett & Maxwell, P.C.
June 9, 2008

GEO POINT TECHNOLOGIES, INC.

BALANCE SHEETS

	March 31,	March 31,
	2008	2007

ASSETS

Current assets:
Cash	$ 192,720	$ 172,828
Accounts receivable, net of allowance for doubtful
accounts of $47,296 and $40,796, respectively	101,188	75,387
Related party notes receivable	-	46,676
Prepaid and other current assets	3,225	5,584
Total current assets	297,133	300,475

Property and equipment, net of accumulated depreciation
of $22,336 and $18,198, respectively	24,041	12,066
Investment in land lease	-	80,000
Other assets	1,000	1,000
Total assets	$ 322,174	$ 393,541

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$ 76,778	$ 78,919
Accrued interest	-	12,181
Income taxes payable	13,887	62,244
Note payable	-	150,000
Total current liabilities	90,665	303,344

Shareholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized,
3,257,000 and 3,000,000 issued and outstanding at March 31,
2008 and 2007, respectively	3,257	3,000
Additional paid-in capital (par value in excess of paid in capital)	246,693	(2,750)
Retained earnings (accumulated deficit)	(18,441)	89,947
Total shareholders’ equity	231,509	90,197

Total liabilities and shareholders’ equity	$ 322,174	$ 393,541

The accompanying notes are an integral part of the financial statements.

GEO POINT TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended March 31,

	2008	2007

Sales	$ 155,091	$ 366,779

Cost of sales	19,484	86,215

Gross profit	135,607	280,564

Selling, general and administrative	362,785	220,710

Operating income (loss)	(227,178)	59,854

Other income (expense):
Interest expense	(10,983)	(13,650)
Interest income – related party	1,582	1,293
Gain on satisfaction of debt	92,781	-

Income (loss) before provision
(benefit) for income taxes	(143,798)	47,497

Provision (benefit) for income taxes	(35,410)	14,416

Net income (loss)	$ (108,388)	$ 33,081

Net income (loss) per share,
basic and diluted	$ (0.04)	$ 0.01

Weighted average number of
common shares, basic
and diluted	3,067,923	3,000,000

The accompanying notes are an integral part of the financial statements.

GEO POINT TECHNOLOGIES, INC.

STATEMENT OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED MARCH 31, 2008 AND 2007

	Common Stock
	Shares	Amount	Additional Paid-in Capital (Par Value in Excess of Paid in Capital)	Retained Earnings (accumulated deficit)	Total

Balance at March 31, 2006	3,000,000	$ 3,000	$ (2,750)	$ 56,866	$ 57,116

Net income	-	-	-	33,081	33,081

Balance at March 31, 2007	3,000,000	3,000	(2,750)	89,947	90,197

Proceeds from sale of common stock-net	257,000	257	249,443	-	249,700

Net loss	-	-	-	(108,388)	(108,388)

Balance at March 31, 2008	3,257,000	$ 3,257	$ 246,693	$ (18,441)	$ 31,509

The accompanying notes are an integral part of the financial statements.

GEO POINT TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended March 31,

	2008	2007

Cash flows from operating activities:
Net income (loss)	$ (108,388)	$ 33,081
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation expense	9,138	7,766
Gain on satisfaction of debt	(92,781)	-
Changes in operating assets and liabilities:
Accounts receivable	(25,801)	139,097
Prepaids and other current assets	2,359	3,806
Accounts payable	(2,141)	(87,169)
Accrued interest	11,893	10,888
Income taxes payable	(48,357)	14,416
Net cash provided by (used in) operating activities	(254,078)	121,885

Cash flows from investing activities:
Issuance of note receivable – related party	-	(58,383)
Payment on note receivable – related party	45,383	13,000
Purchases of property and equipment	(21,113)	(9,712)
Investment in land lease	-	(80,000)
Net cash provided by (used in) investing activities	24,270	(135,095)

Cash flows from financing activities:
Sales of common stock, net of issuance costs	249,700	-
Borrowings from issuance of notes payable	-	150,000
Net borrowings (repayments) on line of credit	-	(40,245)
Net cash provided by financing activities	249,700	109,755

Net change in cash	19,892	96,545

Cash, beginning of period	172,828	76,283

Cash, end of period	$ 192,720	$ 172,828

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$ 337	$ 1,714
Income taxes	$ 16,172	$ -
Non cash investing and financing activities:
Disposal of land lease	$ (80,000)	$ -
Satisfaction of debt in exchange for lease	150,000	-
Satisfaction of accrued interest on debt in exchange for lease	22,781	-

The accompanying notes are an integral part of the financial statements.

GEO POINT TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2008 AND 2007

NOTE 1 – ORGANIZATION AND BUSINESS

Geo Point Technologies, Inc. (the “Company”) was incorporated in the state of California on November 26, 2002. The Company’s operations are located Santa Ana, California. In 2006, the Company formed Geo Point Merger Co., a Utah corporation, for the purpose of moving the domicile of the Company from California to Utah. The move was accomplished with an Agreement and Articles of Merger entered into by the two companies. Under the terms of the Merger, upon execution, the two companies merged, and the Utah company was designated as the surviving corporation. The sole shareholder of the California company surrendered his stock and received one share of stock in the Utah company for every share of the California company. The articles of incorporation and bylaws of the Utah company became the articles and bylaws of the surviving corporation. The Utah company furthermore acquired all the assets and obligations of any kind, of the California company. Finally, upon execution of the Agreement and Articles of Merger, the name of Geo Point Merger Co. was changed to Geo Point Technologies, Inc.

In connection with this recapitalization, the Company issued 3,000,000 shares of common stock to the sole shareholder for all the outstanding common stock of the California entity. Both entities were under common control and thus, the 3,000,000 shares have been reflected as being outstanding since inception.

The Company provides geological and earth study services related to: land surveying for new construction; soil testing and environmental risk and impact assessments; natural resource assessments with an emphasis on oil; and gas deposit discovery.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes to financial statements. Actual results could differ from those estimates. Significant estimates made by management include allowance for doubtful accounts and the useful life of property and equipment.

Fair Value of Financial Instruments

Financial instruments consist of cash, accounts receivable, and payables. The fair value of financial instruments approximated their carrying values as of March 31, 2008.

Concentration of Credit Risks

During the year ended March 31, 2008, services provided to two customers accounted for 31% and 24% of total revenues. During the year ended March 31, 2007, services provided to two customers accounted for 23% and 12% of total revenues. As of March 31, 2008, two customers accounted for 70% and 23% of the accounts receivable balance. As of March 31, 2007, two customers accounted for 67% and 22% of the accounts receivable balance. Management believes the loss of these customers could have a material impact on the Company.

GEO POINT TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2008 AND 2007

Cash and Cash Equivalents

Cash and short-term investments with an original maturity of three months or less are considered to be cash and cash equivalents. At March 31, 2008, the Company had cash deposits in excess of FDIC limits of $127,330.

Allowances for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. The Company considers the following factors when determining if collection of a fee is reasonably assured: customer creditworthiness and past transaction history with the customer. If the Company has no previous experience with the customer, the Company typically requests retainers or obtains financial information sufficient to extend the credit. If these factors do not indicate collection is reasonably assured, revenue is deferred until collection becomes reasonably assured, which is generally upon receipt of cash. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Major additions and improvements are capitalized, while minor equipment as well as repairs and maintenance costs are expensed when incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. Computers, other office equipment, and furniture are depreciated over a period of three to seven years. Vehicles are depreciated over five years.

On retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

Revenue Recognition

The Company recognizes revenue when it is realized and earned. The Company considers revenue realized or realizable and earned when (1) it has persuasive evidence of an arrangement, (2) services have been rendered and are invoiced, (3) the price is fixed or determinable, and (4) collectibility is reasonably assured.

The Company’s primary source of revenue has been in its environmental division, providing historical site data searches, preliminary investigation and drilling, site characterization modeling, regulatory agency liaison, and full environmental clean-ups using such methods as vapor extraction, air sparging, bio-remediation, ORC (Oxygen Release Compound) and HRC (Hydrogen Release Compound) injection treatment, air stripping, and ionic exchange.

The Company also has operations associated with the oil and gas segment that have limited activity and have not yet generated revenues.

GEO POINT TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2008 AND 2007

Research and Development

Research and development is primarily related to developing and improving methods to detect oil and gas reserves. Research and development expenses are expensed when incurred and are included in selling, general and administrative expenses on the accompanying statements of operations for the years ended March 31, 2008 and 2007, and were $3,667 and $1,537, respectively.

Income Taxes

The Company utilizes the liability method of accounting for income taxes as set forth in Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. The Company also determines its tax contingencies in accordance with SFAS No. 5, Accounting for Contingencies. The Company records estimated tax liabilities to the extent the contingencies are probable and can be reasonably estimated.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes— an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 describes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The cumulative effect of adopting FIN 48 is required to be reported as an adjustment to the opening balance of retained earnings (or other appropriate components of equity) for that fiscal year, presented separately. The adoption of FIN 48 did not have a material impact to the Company’s financial statements.

Segment Reporting

The Company reports its segments under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”), which establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. At March 31, 2008 and 2007, the Company had two reporting segments under SFAS 131, environmental and engineering services, and oil and gas properties. During fiscal 2007, the Company commenced its oil and gas operations. At March 31, 2008, this segment had no assets, no revenues and limited expenses. At March 31, 2007, this division had only one asset, investment in a land lease recorded at $80,000, no revenues and limited expenses. All other assets and revenues were from the environmental division.

GEO POINT TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2008 AND 2007

Basic and Diluted Income (Loss) per Common Share

Basic income (loss) per share is calculated by dividing net loss by the weighted average common shares outstanding during the period. Diluted income (loss) per share reflects the potential dilution to basic earnings per share that could occur upon conversion or exercise of securities, options, or other such items to common shares using the treasury stock method, based upon the weighted average fair value of the Company’s common shares during the period. As of March 31, 2008 and 2007, the Company did not have any dilutive securities.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 provides accounting guidance on the definition of fair value and establishes a framework for measuring fair value and requires expanded disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company plans to adopt the provisions of SFAS 157 on April 1, 2008, and it is currently assessing the impact of the adoption of SFAS 157 on its results of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of adopting SFAS 159 on its results of operations and financial condition, to be adopted on April 1, 2008.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”), which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is to be applied prospectively to business combinations.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, net of accumulated depreciation, and are comprised of the following at March 31, 2008 and 2007:

	March 31, 2008	March 31, 2007

Computers and equipment	$ 32,526	$ 11,413
Vehicles	13,851	18,851
Total	46,377	30,264
Less: accumulated depreciation	(22,336)	(18,198)
Net Value	$ 24,041	$ 12,066

GEO POINT TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2008 AND 2007

Depreciation expense for the years ended March 31, 2008 and 2007, was $9,138, and $7,766, respectively.

The Company also has a $900 month-to-month lease for office space. The lease is cancellable by either party with one month’s notice. This lease is accounted for as an operating lease.

NOTE 4 – INVESTMENT IN LAND LEASE

In January 2007, the Company entered into a land lease in Texas for $80,000. Under the terms of the lease, the Company has the option to drill for oil for a period of three years. On February 21, 2008, the Company entered into an assignment and release agreement with the $150,000 note holder discussed in Note 7. Under the terms of the agreement, the Company transferred the rights to the land lease to the holder in full satisfaction of the note and accrued interest. See Note 7 for additional information.

NOTE 5 – RELATED-PARTY TRANSACTIONS

Note Receivable

At various times during the year ended March 31, 2007, the Company loaned another entity partially owned by the Company’s majority shareholder a total of $45,383. The loan is unsecured, incurs interest at 6.0%, and is due on demand. The loan was used by the other entity to commence and fund operations. The loan and accrued interest was repaid during the year ended March 31, 2008. During the years ended March 31, 2008 and 2007, the Company recorded interest income of $1,582 and $1,293, respectively. Total accrued interest due on the note as of March 31, 2008 and 2007, was $0 and $1,293.

License Agreement

The Company entered into a License Agreement with its chief executive officer and president, William Lachmar, regarding the ownership of, use of, and access to technology that Mr. Lachmar developed known by the parties as the “Hydrocarbon Indication Technology” or “HI Technology.” The License Agreement was approved by the Company’s board of directors on November 16, 2007, and is effective as of January 31, 2008. Mr. Lachmar acquired and developed the HI Technology and methods over the past 12 years and has granted exclusive rights to the HI Technology to the Company. Upon execution of the License Agreement, Mr. Lachmar was paid a one-time license fee of $125,000, which was charged to general and administrative expense upon payment.

NOTE 6 – LINE OF CREDIT

In fiscal 2006, the Company entered into a $50,000 line of credit with a bank. The line of credit incurred interest at 2.0% plus prime and matured on August 11, 2006. The line of credit was satisfied during the year ended March 31, 2007.

GEO POINT TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2008 AND 2007

NOTE 7 – NOTE PAYABLE

In May 2006, the Company entered into a note agreement for $150,000 in proceeds. The note bore interest at 2.0% per annum plus LIBOR (9.5% at March 31, 2007) and was due one year from the date of issuance. The proceeds of the note were used for operating purposes and to acquire the land lease described in Note 4. On February 21, 2008, the Company transferred the rights to the land lease to the note holder in full satisfaction of the note and accrued interest. In connection with this exchange, the Company recorded a gain on satisfaction of debt of $92,781.

NOTE 8 – INCOME TAXES

The provision (benefit) for income taxes consisted of the following for the years ended March 31, 2008 and 2007:

		2008	2007
Current
	Federal	$ (36,210)	$ 9,255
	State	800	5,161
		(35,410)	14,416
Deferred
	Federal	1,932	4,142
	State	472	1,011
	Valuation allowance	(2,403)	(5,153)

Provision/(Benefit)		$ (35,410)	$ 14,416

The following is a reconciliation of the U.S. federal statutory rate to the actual tax rate for the years ended March 31, 2008 and 2007:

	2008	2007

Federal tax at statutory rate	34.0%	34.0%
Permanent differences:
State income taxes, net of federal benefit	8.3%	8.3%
Other	(1.4)%	1.8%
Change in valuation allowance	(1.6)%	(13.1)%
Benefit in net operating loss usage	(63.9)%	-

Provision/(Benefit)	(24.6)%	31.0%

GEO POINT TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2008 AND 2007

Deferred tax assets and liabilities at March 31, 2008, are as follows:

Deferred Income Taxes	2008

Current – Allowance for doubtful accounts	$ 20,006

Valuation allowance	(20,006)

Net deferred tax asset	$ -

During the years ended March 31, 2008 and 2007, the Company’s valuation allowance decreased by $2,403 and increased by $5,153, respectively. As of March 31, 2008, the Company had used all of its net operating loss carryforwards.

NOTE 9 – STOCKHOLDERS’ EQUITY

Preferred Stock

Under the Company’s articles of incorporation, the board of directors is authorized, without stockholder action, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the number of shares and rights, preferences, and limitations of each series. Among the specific matters that may be determined by the board of directors are the dividend rate, the redemption price, if any, conversion rights, if any, the amount payable in the event of any voluntary liquidation or dissolution, and voting rights, if any. If the Company offers preferred stock, the specific designations and rights will be described in amended articles of incorporation.

Common Stock

In November 2007, a one-to-30 forward split of issued and outstanding common stock resulted in the retroactive increase of the initial outstanding shares to 3,000,000. During the year ended March 31, 2008, the Company conducted an offering in a Private Placement Memorandum and sold 257,000 shares of common stock for gross cash proceeds of $257,000. The Company incurred $7,300 in placement costs related to this offering.